Exhibit 99.1
Syntax-Brillian Corporation Receives NASDAQ Notice
TEMPE, Ariz. — May 19, 2008 — Syntax-Brillian Corporation (Nasdaq:BRLC) today announced that on May 15, 2008, the Company received a NASDAQ Staff Determination Letter stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. As announced earlier this month, the NASDAQ Listing Qualifications Panel granted Syntax-Brillian’s prior request for continued listing on The NASDAQ Stock Market, notwithstanding the delay in the filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2007. In accordance with the Panel’s decision, among other things, Syntax-Brillian is required to file the December Form 10-Q by July 31, 2008.
The recent Staff Determination Letter, which was expected, invited the Company to present additional information regarding the March 10-Q filing delay to the NASDAQ Listing Qualifications Panel for its review by no later than May 22, 2008. Syntax-Brillian is preparing additional information pursuant to this request and expects that its shares will continue to be listed on The NASDAQ Global Market during this process. However, there can be no assurance that the Listing Qualifications Panel will grant the Company’s request for continued listing.
About Syntax-Brillian
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing LCD TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; the appeal determination by the NASDAQ Listing Qualifications Panel; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
     Home of Olevia HDTV
     20480 E. Business Parkway, City of Industry, CA 91789      Main 909. 859. 8400      Fax 909.859. 8401
www.syntaxbrillian.com

Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
SOURCE: Syntax-Brillian Corporation
Media Contact:
Pattie Adams
Syntax-Brillian Corporation
909-859-8432
Pattie.adams@syntaxbrillian.com
Investor Relations Contact:
909-859-8445
investor.relations@syntaxbrillian.com
     Home of Olevia HDTV
     20480 E. Business Parkway, City of Industry, CA 91789      Main 909. 859. 8400      Fax 909.859. 8401
www.syntaxbrillian.com